As filed with the Securities and Exchange Commission on June 15, 2020

Registration No. 333- _______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT INC.

(Exact name of registrant as specified in its charter)

Delaware	7819	81- 2560811
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

132 E. Putnam Avenue, Floor 2W

Cos Cob, CT 06807
(855) 398-0443
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William J. Rouhana, Jr., Chairman and Chief Executive Officer

Chicken Soup for the Soul Entertainment Inc.
132 E. Putnam Avenue, Floor 2W

Cos Cob, CT 06807
(855) 398-0443

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Alan Miller, Esq.

Brian L. Ross, Esq.

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Telephone: (212) 818-8800

Facsimile: (212) 818-8881

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered (1)	Proposed maximum offering price per share (2)		Proposed maximum aggregate offering price		Amount of registration fee
For Resale
Class A Common Stock, par value $0.0001 per share (4)	678,822	$6.84		$4,643,142		$602.68
Class A Common Stock, par value $0.0001 per share (5)	180,618	$6.84		$1,235,427		$160.36
Class W Warrants (6)	678,822	–	(3)	–	(3)	–	(3)
Class Z Warrants(6)	180,618	–	(3)	–	(3)	–	(3)
For Issuance
Class A Common Stock, par value $0.0001 per share (7)	678,822	$7.50		$5,091,165		$660.83
Class A Common Stock, par value $0.0001 per share (8)	180,618	$12.00		$2,167,416		$281.33
Total						$1,705.20

(1)	Pursuant to Rule 416(a) of the Securities Act, this Registration Statement also covers any additional securities which may become issuable to prevent dilution from stock splits, stock dividends and similar events.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low prices of the Class A common stock, as reported by the Nasdaq Global Market on June 12, 2020, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended. In the case of the shares of common stock underlying the Class W and Class Z Warrants being offered for initial issuance, the proposed maximum offering price is the exercise price of the applicable warrant.

(3)	No separate fee due in accordance with Rule 457(g).

(4)	Represents shares of Class A Common Stock underlying Class W Warrants issued by us prior to our initial public offering. The Class W Warrants have an exercise price of $7.50 per share.

(5)	Represents shares of Class A Common Stock underlying Class Z Warrants issued by us prior to our initial public offering. The Class Z Warrants have an exercise price of $12.00 per share.

(6)	Represents warrants that were originally issued by us in private placements prior to our initial public offering.

(7)	Represents the issuance by us of shares of Class A Common Stock underlying Class W Warrants issued by us in private placements, to the extent the Class W Warrants are transferred in a public sale prior to exercise.

(8)	Represents the issuance by us of shares of Class A Common Stock underlying Class Z Warrants issued by us in private placements, to the extent the Class Z Warrants are transferred in a public sale prior to exercise.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion	Dated June 15, 2020

859,440 SHARES OF CLASS A COMMON STOCK (For Resale)

678,822 CLASS W WARRANTS (For Resale)

180,618 CLASS Z WARRANTS (For Resale)

859,440 SHARES OF CLASS A COMMON STOCK (For Issuance)

This prospectus covers shares of our Class A Common Stock, $0.0001 par value (“Class A Common Stock”), Class W Warrants exercisable for Class A Common Stock at an exercise price of $7.50 per share (“Class W Warrants”) and Class Z Warrants exercisable for Class A Common Stock at an exercise price of $12.00 per share (“Class Z Warrants”, and, together with the Class W Warrants, the “Pre-IPO Warrants”) that may be offered for resale or otherwise disposed of by the selling securityholders set forth under the caption “Selling Securityholders” beginning on page 29 of this prospectus, including their pledgees, assignees, or successors-in-interest.

The securities offered for resale include:

(i) 678,822 Class W Warrants sold by us in private placements consummated prior to our initial public offering;

(ii) 180,618 Class Z Warrants sold by us in private placements consummated prior to our initial public offering;

(iii) 678,822 shares of Class A Common Stock issuable upon the exercise of the Class W Warrants; and

(iv) 180,618 shares of Class A Common Stock issuable upon the exercise of Class Z Warrants;

The shares of Class A Common Stock issuable upon exercise of the Pre-IPO Warrants are offered for resale solely to the extent that such Pre-IPO Warrants are exercised by the selling securityholders (or their pledgees, assignees, or successors-in-interest) prior to their transfer in a public sale. To the extent the selling securityholders transfer the Pre-IPO Warrants in a public sale prior to exercising them, this prospectus also covers the issuance of an aggregate of 859,440 shares of our Class A Common Stock to subsequent holders of the Pre-IPO Warrants upon their subsequent exercise.

The Class W Warrants have an exercise price of $7.50 per share, subject to adjustment as described therein, and may be exercised at any time through June 30, 2021. The Class Z Warrants have an exercise price of $12.00 per share, subject to adjustment as described therein, and may be exercised at any time through June 30, 2022.

We will not receive any proceeds from the sale or other disposition of the securities by the selling securityholders. We will, however, receive up to $5,091,165 if all of the Class W Warrants are exercised for cash and up to $2,167,416 if the Class Z Warrants are exercised for cash. We expect to use proceeds received from the exercise of the Pre-IPO Warrants, if any, for working capital and other general corporate purposes including dividends and share repurchases. The selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 (the “Securities Act”). Pursuant to the terms of registration rights granted to the selling securityholders, we will pay the expenses of registering the Pre-IPO Warrants and shares of Class A Common Stock for resale, but all selling commissions and other similar expenses incurred by the selling securityholders will be paid by the selling securityholders.

Our Class A Common Stock is listed for trading on the Nasdaq Global Market under the symbol “CSSE” and our 9.75% Series A Cumulative Redeemable Perpetual Preferred stock, $0.0001 par value (“Series A Preferred Stock”) is listed for trading on the Nasdaq Global Market under the Symbol “CSSEP.” There is presently no public market for our Class W Warrants or our Class Z Warrants. We intend to use commercially reasonable efforts to engage a market maker to apply for quotation of our Class W Warrants and Class Z Warrants on the OTC Pink Open Market (“Pink Market”) on or promptly following the date of this prospectus, but we cannot guarantee that our Class W Warrants or Class Z Warrants will be approved for quotation or listing on any market.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 17 in this prospectus and elsewhere in any supplements for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [●], 2020

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You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 (the “Registration Statement”) that we have filed with the Securities and Exchange Commission (the “SEC”). The selling securityholders may sell, in one or more offerings pursuant to this prospectus, up to an aggregate of 859,440 shares of our Class A Common Stock, 678,822 Class W Warrants, and 180,618 Class Z Warrants, as described in this prospectus. To the extent the selling securityholders transfer the Pre-IPO Warrants in a public sale prior to exercising them, this prospectus also covers the issuance of up to 859,440 shares of our Class A Common Stock to subsequent holders of such warrants upon their subsequent exercise.

This prospectus provides you with a general description of the securities we or the selling securityholders may offer. You should read this prospectus together with the additional information described below under the heading “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus. We and the selling securityholders have not authorized anyone to provide you with different information and, if provided, such information or representations must not be relied upon as having been authorized by us or the selling securityholders. This prospectus shall not constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in any documents incorporated by reference herein is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations, and prospects may have changed since that date.

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CERTAIN CORPORATE INFORMATION AND DEFINITIONS

Our company, Chicken Soup for the Soul Entertainment, Inc., is referred to in this prospectus as “CSSE,” the “Company,” or “we” or similar pronouns. References to:

•	“CSS Productions” means Chicken Soup for the Soul Productions, LLC, our immediate parent;

•	“CSS” means Chicken Soup for the Soul, LLC, our intermediate parent company;

•	“CSS Holdings” means Chicken Soup for the Soul Holdings, the parent company of CSS and our ultimate parent company;

•	“Screen Media” means Screen Media Ventures, LLC, a wholly owned subsidiary of CSSE;

•	“A Plus” means A Sharp Inc. (d/b/a A Plus), a wholly owned subsidiary of CSSE;

•	“Pivotshare” means Pivotshare, Inc., a wholly owned subsidiary of CSSE.

•	“Crackle Plus” means Crackle Plus, LLC, a company formed by CSSE and CPE Holdings, Inc. (an affiliate of Sony Pictures Television Inc.); and

•	“Landmark Studio Group” means Landmark Studio Group LLC, a majority owned subsidiary of CSSE.

We and our subsidiaries and affiliates have proprietary rights to the trademarks and trade names used herein, including, among others, Chicken Soup for the Soul®, Crackle®, Popcornflix.com®, Popcornflix Kids®, Truli®, and FrightPix®. Solely as a matter of convenience, trademarks and trade names referred to herein may or may not be accompanied with the marks of “TM” or “®”, however, the absence of such marks is not intended to indicate that the Company or its affiliates or subsidiaries will not assert, to the fullest extent possible under applicable law, their respective rights to such trademarks and trade names.

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NOTE ON FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and in the documents incorporated by reference in this prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus may include, for example, statements about:

•	our limited operating history;

•	our financial performance, including our ability to generate revenue;

•	the outbreak of the novel coronavirus (“COVID-19”), including the measures to reduce its spread, and the impact on the economy and demand for our services, which may precipitate or exacerbate other risks and uncertainties our financial performance, including our ability to generate revenue;

•	potential effects of a challenging economy, for example, on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	the ability of our content offerings to achieve market acceptance;

•	the impact of increased competition;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	our potential ability to obtain additional financing when and if needed;

•	our ability to protect our intellectual property;

•	our ability to complete strategic acquisitions, including joint ventures and co-production arrangements;

•	our ability to manage growth and integrate acquired operations;

•	uninterrupted service by the third-party service providers we rely on for the distribution of our content and delivery of ad impressions;

•	the potential liquidity and trading of our securities;

•	downward revisions to, or withdrawals of, our credit ratings by third-party rating agencies;

•	regulatory or operational risks;

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and

•	the time during which we will be an Emerging Growth Company (“EGC”) under the Jumpstart Our Business Startups Act of 2012, or JOBS Act.

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The forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those risk factors incorporated by reference or described in the section titled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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PROSPECTUS SUMMARY

This summary contains basic information about us and our business but does not contain all of the information that is important to your investment decision. You should carefully read this summary together with the more detailed information contained elsewhere in this prospectus and the documents incorporated herein by reference before making an investment decision. Investors should carefully consider the information set forth under the caption “Risk Factors” appearing elsewhere in this prospectus, including those described in documents incorporated by reference herein.

Overview

Chicken Soup for the Soul Entertainment Inc. operates streaming video-on-demand networks (“VOD”). The Company owns a majority stake in Crackle Plus, a company formed with an affiliate of Sony Pictures Television (“SPT”), which owns and operates a variety of ad-supported and subscription-based VOD networks including Crackle®, Popcornflix, Popcornflix Kids®, Truli®, Pivotshare, Españolflix and FrightPix®. The Company also acquires and distributes video content through Screen Media and produces long and short-form original content through subsidiaries and outside partnerships. The content acquired or produced by the Company is sometimes used exclusively on our networks and is generally also sold to others with the goal of providing our networks access to original and exclusive advertising-supported online video-on-demand (“AVOD”) content at a lower cost and to generate additional revenue and operating cash flow for the Company.

Our majority-owned Crackle Plus subsidiary was formed in partnership with SPT in May 2019. Crackle Plus is one of the largest, independent AVOD network groups in the United States, with viewers streaming an average of approximately 30 million programs per month. The popular network, Crackle®, is the largest Crackle Plus network and a top performer on the industry-leading Roku platform. Our VOD networks deliver popular and original new content covering a wide range of themes, including family, children and faith, as well as proven genres, such as horror and comedy.  We are differentiated among other VOD network operators by our ability to generate original content cost-effectively and by our access to more than 78,000 hours of programming.  Our Screen Media subsidiary has one of the largest independently owned television and film libraries in the industry and provides content to the Crackle Plus networks and third-party networks. Our VOD networks also feature original content produced through our subsidiaries, Landmark Studio Group and A Plus. Our exclusive, perpetual, sublicensable and worldwide license, to create and distribute video content under the Chicken Soup for the Soul® brand (the “Brand”) also allows us to create new Brand-focused AVOD channels, which we expect to do in the future.

We believe CSSE is the only independent AVOD network operator with the proven capability to create and distribute original programming and access to an extensive amount of valuable company-owned and third-party library content.  We believe this differentiation is important at a time of a major shift in consumer viewing habits, as the growth in both availability and quality of high-speed broadband enables consumers to consume video content at any time on any device.

According to industry projections, the global market for AVOD network revenue is expected to increase at a compound annual growth rate of 21% between 2018 and 2024, reaching $56 billion by the end of the period.  At the same time, advertising spending on linear television networks is expected to decline as more viewers transition from pay television subscriptions to online video viewing.  We believe AVOD networks will grow rapidly as consumers seek affordable programming alternatives to multiple subscription video-on-demand (“SVOD”) offerings.

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In this environment, our strategy is to build a leading VOD network featuring a range of mass-appeal and thematic programming options.  We are executing on this strategy in three ways:

•	Increasing content. Our “originals and exclusives” focus, supported by our distribution and production business, is designed to distinguish our network brands among viewers. We are able to add to our existing broad base of content without the significant capital outlay of a traditional television or film studio by producing new originals at low cost through creative partnerships, such as our award-winning 2019 series Going from Broke. Through Screen Media, we are also acquiring the rights to additional exclusive content. Finally, we are expanding our production capacity through partnerships, the formation of our majority owned subsidiary Landmark Studio Group and acquiring additional content libraries, such as our recent acquisition of the Foresight Unlimited film library.

•	Growing and retaining audience while adding new networks. Our goal is to utilize our increasing, exclusive access to quality programming to grow and retain viewers on our existing networks. As we grow our content libraries, we are also continuously evaluating opportunities to create new thematic networks that feature certain genres and other types of programming that can deliver more targeted advertising opportunities to marketers such as a Chicken Soup for the Soul network for families. Finally, we are also actively evaluating opportunities to acquire additional AVOD networks that can accelerate our path to scale.

•	Building our advertising sales capability. As we grow our stable of networks, we are investing in integration of advertising platform technology stacks and the growth of our sales force. As our advertising sales capability matures, we believe we will be positioned to increase both overall advertising sales and ad insertion rates.

Business Strategy

We are a media company operating Crackle Plus, our AVOD and SVOD networks group, supported by our distribution and production capabilities. Our goal is to grow our network platform organically and through consolidation to establish a leading AVOD business positioned to capture ad revenue as that revenue increasingly moves from linear TV to online video.

Our two main areas of operation are:

Online Networks. We distribute and exhibit VOD content directly to consumers across all digital platforms, such as connected TVs, smartphones, tablets, gaming consoles and the web through our owned and operated AVOD Crackle Plus networks. We also distribute our own and third-party owned content to consumers across various digital platforms through our SVOD network, Pivotshare. We generate advertising revenues primarily by serving video advertisements to our streaming viewers on our AVOD networks and subscription revenues from customers on our SVOD network.

Our acquisition of Screen Media in 2017 marked our entry into the direct-to-consumer online VOD market through Popcornflix, which has an extensive footprint with apps that have been downloaded more than 27 million times.

Popcornflix is one of the largest AVOD services. Under the Popcornflix brand, we operate a series of direct-to consumer advertising supported channels. As a “free-to-consumer” digital streaming channel, Popcornflix is an extremely popular online video platform that can be found on the web, iPhones and iPads, Android products, Roku, Xbox, Amazon Fire, Apple TV, Chromecast and Samsung and Panasonic internet connected televisions, among others. Popcornflix is currently available in 61 countries, including the United States, United Kingdom, Canada, Australia, Germany, France, and Singapore, with additional territories to be added.

In October 2018, we completed the acquisition of the assets of Truli Media Corp., which operates a nascent global family-friendly and faith-based online video channel (“Truli”). Truli’s content fits strategically in our thematic network plans and includes film, television, music videos, sports, comedy, and educational material.

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In May 2019, we launched a new streaming video subsidiary known as Crackle Plus, through which we operate VOD networks including, Crackle and Popcornflix. Viewers are able to watch premium video content, such as films and TV shows on our networks. The networks are accessible through various internet connected digital devices such as mobile, tablet, smart TV and console. The networks primarily earn revenue from advertisements placed on the platform through direct and reseller channels. Our entry into subscription-based VOD was initiated by our acquisition of the Pivotshare VOD platform in August 2018. All of our VOD operations are currently in our Crackle Plus subsidiary.  As a result, Crackle Plus, is one of the largest AVOD companies in the United States as well as a targeted SVOD network provider.  Within Crackle Plus we have been primarily focused on growing our AVOD networks and may turn more attention to our SVOD opportunities in the future.

Television and Film Distribution and Production. We distribute movies and television series worldwide, through Screen Media, to consumers through license agreements across all media, including theatrical, home video, pay-per-view, free, cable, pay television, VOD, mobile and new digital media platforms worldwide. We own the copyright or long-term distribution rights to over 1,000 television series and feature films, representing one of the largest independently owned libraries of filmed entertainment in the world.

We have distribution licensing agreements with numerous VOD services across all major platforms, such as cable and satellite VOD and Internet VOD, which includes TVOD for rentals or purchases of films, AVOD for free-to-viewer streaming of films supported by advertisements and SVOD for unlimited access to films for a monthly fee.

Our cable and satellite VOD distribution agreements include those with DirecTV, Cablevision (Altice USA), Verizon and In Demand (owned by Comcast, Charter and Time Warner Cable-Spectrum). Our Internet VOD distribution agreements include agreements with Amazon, iTunes, Samsung, YouTube, Hulu, Xbox, Netflix, Sony, and Vudu, among others.

We have expanded our international distribution capabilities in connection with the acquisition of the Foresight library.

Screen Media’s distribution capabilities across all media give us the ability to monetize various rights to our produced and co-produced television series and films directly, including our content that will be produced through Landmark Studio Group. The cost savings from Screen Media’s distribution capabilities enhance our revenue and profits from our produced or co-produced content. Furthermore, Screen Media supports the programming and content needs of our AVOD networks. The ability to monetize film and TV rights through Screen Media gives us the ability to retain exclusive AVOD rights for some of our acquired or produced films or television series on a cost advantaged basis.

Historically, we have produced content in two main ways. We work with sponsors and use highly regarded independent producers to develop and produce our television and short-form video content, including Brand-related content. We also derive revenue from our subsidiary A Plus, which develops and distributes high-quality, empathetic short-form videos to millions of people worldwide. A Plus enhances our ability to distribute short form versions of our video productions thereby meeting commitments to sponsors and providing us with content developed and distributed by A Plus that is complementary to the Brand.

As a result of launching Crackle Plus we decided to change our approach to content production, focusing primarily on co-production partnerships in order to build our AVOD networks, through Crackle Plus, and our worldwide distribution capabilities through Screen Media. By focusing this way, we believe that we will be able to grow our business more rapidly by entering into production agreements with a variety of production partners. In October 2019, we launched Landmark Studio Group, our first production co-venture subsidiary. Landmark Studio Group is a fully integrated entertainment company focused on ownership, development, and production of quality entertainment franchises.

Landmark Studio Group develops, produces, distributes and owns all the intellectual property (IP) it creates, building a valuable library. The studio is independent, with the ability to sell its content to any network or platform, while also developing and producing original content for Crackle Plus. Landmark Studio Group controls all worldwide rights and distributes those rights exclusively through Screen Media.

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We plan to enter into other similar co-production arrangements going forward. We will only occasionally produce programming internally.

Competition

We are in a highly competitive business.  The market for streaming entertainment is rapidly changing. We face competition from companies within the entertainment business and from alternative forms of leisure entertainment, such as travel, sporting events, outdoor recreation, video games, the internet and other cultural and computer-related activities. We compete for viewers and programming with much larger companies which have significant resources and brand recognition, including dominant video on demand providers such as Netflix, HBO Max (including HBO GO), Hulu, Amazon Prime Video, Disney Plus, Apple TV Plus, Fubo TV, Sling TV, and major film and television studios.  We also compete with numerous independent motion picture and television distribution and production companies, television networks, pay television systems and online media platforms for viewers, subscribers, and the services of performing artists, producers and other creative and technical personnel and production financing, all of which are essential to the success of our businesses.

In addition, our video content competes for media outlet and audience acceptance with video content produced and distributed by other companies. As a result, the success of any of our video content is dependent not only on the quality and acceptance of a particular production, but also on the quality and acceptance of other competing video content available in the marketplace at or near the same time.

Given such competition, and our stage of development, we emphasize a lower cost structure, risk mitigation, reliance on financial partnerships and innovative financial strategies. We rely on our flexibility and agility as well as the entrepreneurial spirit of our employees, partners and affiliates, in order to provide creative, desirable video content.

Intellectual Property

We are party to a License Agreement with CSS (“CSS License Agreement”) through which we have been granted the perpetual, exclusive, worldwide license by CSS to produce and distribute video content using the Brand and related content, such as stories published in the Chicken Soup for the Soul books. Chicken Soup for the Soul and related names are trademarks owned by CSS. We have the proprietary rights (including copyrights) in all Company-produced content. As a result of the acquisitions of Screen Media, Pivotshare, Crackle, and other smaller libraries and companies, we now own copyrights or global long-term distribution rights to approximately 78,000 hours of content.

We rely on a combination of copyright, trademark, trade secret laws, confidentiality procedures, contractual provisions and other similar measures to protect our proprietary information and intellectual property rights. Our ability to protect and enforce our intellectual property rights is subject to certain risks and from time to time we encounter disputes over rights and obligations concerning intellectual property, which are described more fully in the section titled “Risk Factors.”

Employees

As of June 15, 2020, we had 98 direct employees. The services of certain personnel, including our chairman and chief executive officer, vice chairman and chief strategy officer, our senior brand advisor and director, and chief financial officer, among others, are provided to us under a management services agreement between the Company and CSS. We also utilize many consultants in the ordinary course of our business and hire additional personnel on a project-by-project basis. We believe that our employee and labor relations are good, and we are committed to inclusion and strict policies and procedures to maintain a safe work environment.

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Background of the Offering

The Class W Warrants and Class Z Warrants were issued in several private placements prior to our initial public offering. Each outstanding Class W Warrant entitles the holder to purchase one share of our Class A Common Stock at a price of $7.50 per share, subject to adjustment, at any time through June 30, 2021. Each outstanding Class Z Warrant entitles the holder to purchase one share of our Class A Common Stock at a price of $12.00 per share, subject to adjustment, at any time through June 30, 2022.

The Class W Warrants and Class Z Warrants may be exercised, in whole or in part, on a cashless basis. Further, we may call for cancellation of all or any portion of the Class W Warrants or Class Z Warrants for which a notice of exercise has not yet been delivered to us for consideration equal to $0.01 per Class W Warrant or Class Z Warrant, as the case may be, in accordance with the provisions of such warrants, if (i) our Class A Common Stock is traded, listed or quoted on any U.S. market or electronic exchange, and (ii) the closing per-share sales price of the Class A Common Stock for any twenty (20) trading days during a consecutive thirty (30) trading days period exceeds $15.00, for Class W Warrants, or $18.00, for Class Z Warrants, in each case subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like. The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the call notice. On and after the call date, a record holder of a warrant will have no further rights except to receive the call price for such holder’s warrant upon surrender of such warrant.

Corporate Information

We are a Delaware corporation formed on May 4, 2016. CSS Productions, our predecessor and immediate parent company, was formed in December 2014 by CSS, and initiated operations in January 2015. We were formed to create a discrete entity focused on video content opportunities using the Brand. In May 2016, pursuant to the terms of the contribution agreement among CSS, CSS Productions and the Company, all video content assets owned by CSS, CSS Productions and their CSS subsidiaries were transferred to the Company in consideration for its issuance to CSS Productions of 8,600,568 shares of the Company’s Class B Common Stock (the “Class B Common Stock”). Thereafter, CSS Productions’ operating activities ceased, and the Company continued the business operations of producing and distributing the video content.

Our address is 132 East Putnam Avenue, Floor 2W, Cos Cob, CT 06807. Our telephone number is (855) 398-0443, and our website address is https://www.cssentertainment.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

Internet Address and Availability of Filings

We maintain a website at www.cssentertainment.com. Information contained on, or accessible through, our website shall not be deemed to be incorporated by reference into this prospectus. The Company makes available, free of charge, on or through its internet website, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the Securities and Exchange Commission.

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Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As long as we are an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to:

•	Not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•	Not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditors’ report providing additional information about the audit and the financial statements;

•	Reduced disclosure obligations regarding executive compensation; and

•	Exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may remain an “emerging growth company” until as late as December 31, 2022, the fiscal year-end following the fifth anniversary of the completion of our initial public offering, though we may cease to be an emerging growth company earlier under certain circumstances, including if (a) we have more than $1.07 billion in annual gross revenue in any fiscal year, (b) the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (c) we issue more than $1 billion of non-convertible debt over a three-year period.

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THE OFFERING

Class A Common Stock to be offered by the selling securityholders (shares underlying Pre-IPO Warrants)	859,440 shares
Class W Warrants to be offered by the selling securityholders	678,822 Class W Warrants
Class Z Warrants to be offered by the selling securityholders	180,618 Class Z Warrants
Class A Common Stock to be offered by us

To the extent the selling securityholders transfer the Pre-IPO Warrants in a public sale prior to exercising same, this prospectus also covers the issuance of an aggregate of 859,440 shares of our Class A Common Stock to subsequent holders of the Pre-IPO Warrants upon their subsequent exercise.

Use of proceeds	The securities sold for resale under this prospectus will be sold or otherwise disposed of for the account of the selling securityholders, or their pledgees, assignees, or successors-in-interest. We will not receive any of the proceeds from the sale or other disposition of the securities by the selling securityholders. We will, however, receive up to $5,091,165 and $2,167,416, respectively, upon the cash exercise of all of the Class W and Class Z Warrants, whether cash exercised by the selling securityholders or by public holders after the resale of the Pre-IPO Warrants hereunder. We expect to use the proceeds received from the cash exercise of the Pre-IPO Warrants, if any, for working capital and other general corporate purposes including dividends and share repurchases. See “Use of Proceeds” beginning on page 22 of this prospectus.
Nasdaq Global Market symbol	Class A Common Stock: CSSE
No Public Market for Warrants	There is no public market for our Class W Warrants or Class Z Warrants. We intend to use commercially reasonable efforts to secure market makers for our Pre-IPO Warrants such that our Class W Warrants and Class Z Warrants will be quoted on the Pink Market. We cannot assure you, however, that we will be able to secure any such market makers or that a market for our Pre-IPO Warrants will develop, or that any such market will be sustained.

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Exercisability of Pre-IPO Warrants

The Class W Warrants have an exercise price of $7.50 per share, subject to adjustment as described therein, and may be exercised at any time through June 30, 2021. The Class Z Warrants have an exercise price of $12.00 per share, subject to adjustment as described therein, and may be exercised at any time through June 30, 2022.

The exercise price and number of shares of Class A Common Stock issuable on exercise of the Pre-IPO Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Pre-IPO Warrants will not be adjusted for issuances of shares of any equity or equity-based securities at a price below their respective exercise prices.

Optional Redemption

If our Class A Common Stock is traded, listed, or quoted on any U.S. market or electronic exchange, and the closing per-share sales price of the Class A Common Stock for any twenty (20) trading days during a consecutive thirty (30) trading days period (the “Measurement Period”) exceeds $15.00 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like), then we may call for cancellation of all or any portion of the Class W Warrants for which a notice of exercise has not yet been delivered to us for consideration equal to $.01 per Class W Warrant, in accordance with the provisions of the Class W Warrants. Similarly, if during the Measurement Period the closing per-share sales price of our Class A Common Stock exceeds $18.00 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like), then we may call for cancellation of all or any portion of the Class Z Warrants for which a notice of exercise has not yet been delivered to us for consideration equal to $.01 per Class Z Warrant, in accordance with the provisions of the Class Z Warrants.

If we issue a call notice with respect to the Class W Warrants or Class Z Warrants, the right to exercise the Pre-IPO Warrants subject to the call notice will be forfeited unless such Pre-IPO Warrants are exercised prior to the date specified in the call notice. On and after the call date, a record holder of a Pre-IPO Warrant so called will have no further rights except to receive the call price for such holder’s Pre-IPO Warrant upon surrender of such Pre-IPO Warrant.

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Risk factors	See “Risk Factors,” below and the other information included in or incorporated by reference into this prospectus for a discussion of the factors you should consider before making an investment decision.
Transfer Agent	Continental Stock Transfer & Trust Co. is the registrar and transfer agent of our Class A Common Stock and the warrant agent for the Pre-IPO Warrants.

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RISK FACTORS

Any investment in our securities involves a high degree of risk. Potential investors are urged to read and consider the risks and uncertainties relating to an investment in the Company as set forth in this prospectus and in the documents we incorporate by reference herein. Potential investors also should read and consider the risks and uncertainties discussed under the item “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and our subsequent quarterly reports on Form 10-Q and annual reports on Form 10-K, all of which are incorporated herein by reference, and may be amended, supplemented, or superseded from time to time by other reports we file with the SEC in the future. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition, or results of operations could be seriously harmed. In that event, the market price for our securities could decline and you may lose all or part of your investment.

Risks Relating to COVID-19

Our business, results of operations, and financial condition has been and may continue to be impacted by the recent coronavirus (COVID-19) outbreak.

The global spread of the coronavirus (COVID-19) and the various attempts to contain it have created significant volatility, uncertainty and economic disruption. In response to government mandates, health care advisories and otherwise responding to employee and vendor concerns, we have altered certain aspects of our operations. Our workforce has had to spend a significant amount of time working from home, which impacts productivity and our ability to exercise proper internal controls over our operations. All of our productions are paused, as are productions of third-parties who supply us with content. Other operating partners have similarly had their operations altered or temporarily suspended, including those partners that we use for our Crackle Plus operations as well as development, production and post-production of content. To the extent the resulting economic disruption continues for an extended period or worsens, we could see some vendors go out of business, resulting in supply constraints and increased costs or delays to our operations. Such pauses may cause us temporarily to have less new content available on our services in subsequent quarters, which could negatively impact consumer demand for and user retention to our service. Temporary operation pauses or permanent shutdowns in production could result in content asset impairments or other charges and will change the timing and amount of cash outflows associated with operating activity.

The full extent to which the COVID-19 pandemic and the various responses to it continue to impact our business, operations and financial results will depend on numerous evolving factors that we may not be able to accurately predict, including: the duration and scope of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the availability and cost to access the capital markets; the effect on our customers and customer demand for our services; disruptions or restrictions on our employees’ ability to work and travel; interruptions or restrictions related to the provision of streaming services over the internet, including impacts on content delivery networks and streaming quality; and any stoppages, disruptions or increased costs associated with our development, production, post-production, marketing and distribution of original programming. Furthermore, given increased government expenditures associated with their COVID-19 response, we could see increased government obligations which could negatively impact our results of operations. If we need to access the capital markets, there can be no assurance that financing may be available on attractive terms, if at all. We will continue to actively monitor the issues raised by the COVID-19 pandemic and may take further actions that alter our business operations, including content production, as may be required by federal, state, local or foreign authorities, or that we determine are in the best interests of our employees, customers, partners and stockholders. It is not clear what the potential effects any such alterations or modifications may have on our business, including the effects on our customers, suppliers or vendors, or on our financial results.

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The COVID-19 pandemic has also led to an increase in our Crackle Plus users relative to our quarterly forecast and historic trends. These results, as well as those of other metrics such as revenues, operating margins, net income and other financial and operating data, may not be indicative of results for future periods. Our increase in user additions may reflect the acceleration of growth that we would have seen in subsequent periods, and user growth may slow or reverse, due to slower acquisition and/or higher cancellations, as government and other restrictions are relaxed. In addition to the potential direct impacts to our business, the global economy is likely to be significantly weakened as a result of the actions taken in response to COVID-19. To the extent that such a weakened global economy impacts advertisers’ ability or willingness to pay for advertisements on our service or vendors’ ability to provide services to us, we could see our business and results of operations negatively impacted. In addition, a weakened global economy could impact our ability to collect our outstanding accounts receivable which would have a negative impact on our results of operations.

Risks Relating to the Offering

A substantial number of shares of our Class A Common Stock may be issued upon exercise of the Pre-IPO Warrants, which could adversely affect the price of our Class A Common Stock.

The Class W Warrants are exercisable for up to 678,822 shares of Class A Common Stock at an exercise price of $7.50 per share and the Class Z Warrants are exercisable for up to 180,618 shares of Class A Common Stock at a price of $12.00 per share. If all of the Pre-IPO Warrants are exercised for cash we will be required to issue an aggregate of 859,440 shares of Class A Common Stock, or approximately 20% of our Class A Common Stock outstanding as of June 12, 2020. The selling securityholders will likely exercise the warrants only at a time when it is economically beneficial to do so. Accordingly, the exercise of these warrants will dilute our other equity holders and may adversely affect the market price of the Class A Common Stock.

Sales of substantial amounts of our Class A Common Stock by the selling securityholders, or the perception that these sales could occur, could adversely affect the price of our Class A Common Stock.

The sale by the selling securityholders of a significant number of shares of Class A Common Stock, or the perception in the public markets that the selling securityholders may sell all or a portion of their Class A Common Stock as a result of the registration of such shares hereunder, could have a material adverse effect on the market price of our Class A Common Stock.

No public market exists for our Class W Warrants or Class Z Warrants.

Prior to this offering there has been no public market for our Class W Warrants or Class Z Warrants. We have not taken any steps to enable our Class W Warrants or Class Z Warrants to be quoted on an inter-dealer quotation system. We intend to use commercially reasonable efforts to engage a market maker to apply for quotation of our Class W Warrants and Class Z Warrants on the Pink Market on or promptly following the date of this prospectus, but we cannot guarantee that our Class W Warrants or Class Z Warrants will be approved for quotation or listing on any market. Further, even if listed or quoted, an active trading market may never develop or, if developed, may not be sustained. You may be unable to sell Class W Warrants or Class Z Warrants unless a market for such securities can be established or sustained.

Holders of our Class W Warrants and Class Z Warrants will have no rights as a common stockholder until such warrants are exercised.

Until holders of our Class W Warrants and Class Z Warrants acquire shares of our Class A Common Stock upon exercise of the Class W Warrants or Class Z Warrants, as applicable, holders of Class W Warrants and Class Z Warrants will have no rights with respect to the shares of Class A Common Stock underlying such warrants.

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The market price of our Class A Common Stock may never exceed the exercise price of the Pre-IPO Warrants issued in connection with this offering.

The Class W Warrants have an exercise price of $7.50 per share, subject to adjustment as described therein, and may be exercised at any time through June 30, 2021. The Class Z Warrants have an exercise price of $12.00 per share, subject to adjustment as described therein, and may be exercised at any time through June 30, 2022. The market price of our Class A Common Stock may never exceed the exercise price of the Pre-IPO Warrants prior to their date of expiration. Any Pre-IPO Warrants not exercised by their date of expiration will expire worthless and we will be under no further obligation to the warrant holder.

We may call the Pre-IPO Warrants for cancellation.

We may call for cancellation of all or any portion of the Class W Warrants or Class Z Warrants for which a notice of exercise has not yet been delivered to us for consideration equal to $.01 per Class W Warrant or Class Z Warrant, as the case may be, in accordance with the provisions of such warrants, if (i) our Class A Common Stock is traded, listed or quoted on any U.S. market or electronic exchange, and (ii) the closing per-share sales price of the Class A Common Stock for any twenty (20) trading days during a consecutive thirty (30) trading days period exceeds $15.00, for Class W Warrants, or $18.00, for Class Z Warrants, in each case subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like. The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the call notice. On and after the call date, a record holder of a warrant will have no further rights except to receive the call price for such holder’s warrant upon surrender of such warrant.

If we call the Pre-IPO Warrants for cancellation, that could force you to (i) exercise your Pre-IPO Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your Pre-IPO Warrants at the then-current market price when you might otherwise wish to hold your Pre-IPO Warrants or (iii) accept the nominal redemption price which, at the time the outstanding Pre-IPO Warrants are called for redemption, is likely to be substantially less than the market value of your Pre-IPO Warrants.

Only a limited market exists for our Class A Common Stock, which could lead to price volatility.

Our Class A Common Stock trades on the Nasdaq Global Market under the symbol “CSSE.” However, trading volume for our Class A Common Stock has historically been low. The limited trading market for our Class A Common Stock may cause fluctuations in the market value of our stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market for our stock.

We may amend the terms of the Pre-IPO Warrants in a manner that may be adverse to holders of Warrants with the approval by the holders of at least 50% of the then outstanding Class W Warrants or Class Z Warrants, respectively. As a result, the exercise price of your Pre-IPO Warrants could be increased, the exercise period could be shortened and the number of shares of our Class A Common Stock purchasable upon exercise of a Pre-IPO Warrant could be decreased, all without your approval.

Pre-IPO Warrants purchased hereunder will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Pre-IPO Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Class W Warrants or Class Z Warrants, as applicable, to make any change that adversely affects the interests of the registered holders of Class W Warrants or Class Z Warrants. Accordingly, we may amend the terms of the Pre-IPO Warrants in a manner adverse to you without your consent. Our ability to amend the terms of the Pre-IPO Warrants with the consent of at least 50% of the then outstanding Class W Warrants or Class Z Warrants, as applicable. Examples of such amendments could include, among other things, an increase in the exercise price of the Pre-IPO Warrants, conversion of the Pre-IPO Warrants into cash, or to shorten the exercise period or decrease the number of shares of Class A Common Stock purchasable upon exercise of a Pre-IPO Warrant.

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Our certificate of incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware is the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware and to service of process on such stockholder’s counsel. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our certificate of incorporation.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or employees, which may discourage lawsuits with respect to such claims. We cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our certificate of incorporation provides that the exclusive forum provision is applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, we anticipate that the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction and the exclusive forum provision is not intended to waive our compliance with federal securities laws and the rules and regulations thereunder or bar claims properly brought thereunder.

Our chairman and chief executive officer effectively controls our company.

We have two classes of common stock — Class A Common Stock, each share of which entitles the holder thereof to one vote on any matter submitted to our stockholders, and Class B Common Stock, each share of which entitles the holder thereof to ten votes on any matter submitted to our stockholders. Our chairman and chief executive officer, William J. Rouhana, Jr., has control over the vast majority of all the outstanding voting power as represented by our outstanding Class B and Class A Common Stock and effectively controls CSS Holdings and CSS, which controls CSS Productions, and, in turn, our company. Further, our bylaws provide that any member of our board may be removed with or without cause by the majority of our outstanding voting power, thus Mr. Rouhana exerts significant control over our board. This concentration of ownership and decision making may make it more difficult for other stockholders to effect substantial changes in our company and may also have the effect of delaying, preventing or expediting, as the case may be, a change in control of our company.

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We currently do not plan to pay any dividends on our common stock.

The payment of cash dividends on our common stock in the future will be dependent upon our revenue and earnings, if any, capital requirements and general financial condition, our obligation to pay dividends on our Series A Preferred Stock, as well as the limitations on dividends and distributions that exist under our lending agreement, the laws and regulations of the State of Delaware and will be within the discretion of our board of directors. As a result, any gain you may realize on our common stock (including shares of common stock obtained upon exercise of our warrants) may result solely from the appreciation of such shares.

If our securities become subject to the SEC’s penny stock rules, broker-dealers may have trouble in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time our securities become subject to the “penny stock” rules promulgated under the Exchange Act our securities could be adversely affected. Typically, securities trading under a market price of $5.00 per share and that do not meet certain exceptions, such as national market listing or annual revenue criteria, are subject to the penny stock rules. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to the transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•	obtain a signed and dated acknowledgement from the purchaser demonstrating that the purchaser has received the required risk disclosure documents before a transaction in a “penny stock” can be completed.

If our securities become subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

Nasdaq could delist our Class A Common Stock from quotation on its exchange, which could limit investors’ ability to sell and purchase our shares and subject us to additional trading restrictions.

Our Class A Common Stock is currently listed on Nasdaq, a national securities exchange. If our Class A Common Stock is not listed on Nasdaq or another national securities exchange at any time after the date hereof, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our Class A Common Stock;

•	reduced liquidity with respect to our Class A Common Stock;

•	a determination that our Class A Common Stock is “penny stock” which will require brokers trading in our shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	a limited amount of news and analyst coverage for our company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

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USE OF PROCEEDS

Certain of the securities sold under this prospectus will be sold or otherwise disposed of for the account of the selling securityholders, or their pledgees, assignees, or successors-in-interest. We will not receive any of the proceeds from the sale or other disposition of the securities by the selling securityholders. We will, however, receive up to $5,091,165 if the Class W Warrants are exercised for cash and up to $2,167,416 if the Class Z Warrants are exercised for cash. We expect to use proceeds received from the exercise of the Pre-IPO Warrants, if any, for working capital and other general corporate purposes including dividends and share repurchases.

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DESCRIPTION OF OUR PRE-IPO WARRANTS AND COMMON STOCK

Introduction

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law, or “DGCL,” relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to our certificate of incorporation and our bylaws. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

General

We are authorized to issue 70 million shares of Class A Common Stock, par value $.0001, 20 million shares of Class B Common Stock, par value $.0001, and 10 million shares of preferred stock, par value $.0001, of which 4,300,000 shares has been designated Series A Preferred Stock.

Our Class A Common Stock and Series A Preferred Stock were each approved for listing on the Nasdaq Global Market under the symbols “CSSE” and “CSSEP”, respectively.

As of the date of this prospectus, 4,193,490 shares of our Class A Common Stock are outstanding, 7,813,938 shares of our Class B Common Stock are outstanding and 1,599,002 shares of our Series A Preferred Stock are outstanding. We also have outstanding Class W Warrants to purchase an aggregate of 678,822 shares of our Class A Common Stock and Class Z Warrants to purchase an aggregate of 180,618 share of our Class A Common Stock, and we issued warrants to CPEH to purchase an aggregate of 4,000,000 shares of Class A Common Stock.

Common Stock

Voting Rights

Holders of shares of Class A Common Stock and Class B Common Stock have substantially identical rights, except that holders of shares of Class A Common Stock are entitled to one vote per share and holders of shares of Class B Common Stock are entitled to ten votes per share. Holders of shares of Class A Common Stock and Class B Common Stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our charter. See “Certain Anti-Takeover Provisions of our Certificate of Incorporation and By-Laws,” below. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the voting power voting for the election of directors can elect all of the directors.

Dividend Rights

Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the board of directors out of any assets legally available therefor.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

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Right to Receive Liquidation Distributions

Subject to the preferential or other rights of any holders of preferred stock then outstanding, including the Series A Preferred Stock, upon our dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all of our assets available for distribution to our stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under our certificate of incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

Merger or Consolidation

In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock upon our consolidation or merger with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class, provided, however, that shares of one such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (i) the only difference in the per share distribution to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share Class B Common Stock have ten times the voting power of any securities distributed to the holder of a share of Class A Common Stock, or (ii) such merger, consolidation or other transaction is approved by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under our Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

Conversion

The outstanding shares of Class B Common Stock are convertible at any time as follows: (a) at the option of the holder, a share of Class B Common Stock may be converted at any time into one share of Class A Common Stock or (b) upon the election of the holders of a majority of the then outstanding shares of Class B Common Stock, all outstanding shares of Class B Common Stock may be converted into shares of Class A Common Stock. Once converted into Class A Common Stock, the Class B Common Stock will not be reissued.

Pre-IPO Warrants

Each outstanding Class W Warrant entitles the registered holder to purchase one share of our Class A Common Stock at a price of $7.50 per share, subject to adjustment as discussed below. Each Class W Warrant is exercisable at any time through June 30, 2021 at 5:00 p.m., New York City time.

Each outstanding Class Z Warrant entitles the registered holder to purchase one share of our Class A Common Stock at a price of $12.00 per share, subject to adjustment as discussed below. Each Class Z Warrant is exercisable at any time through June 30, 2022 at 5:00 p.m., New York City time.

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Cancellation

We may call for cancellation of all or any portion of the Class W Warrants or Class Z Warrants for which a notice of exercise has not yet been delivered to us for consideration equal to $.01 per Class W Warrant or Class Z Warrant, as the case may be, in accordance with the provisions of such warrants, if (i) our Class A Common Stock is traded, listed or quoted on any U.S. market or electronic exchange, and (ii) the closing per-share sales price of the Class A Common Stock for any twenty (20) trading days during a consecutive thirty (30) trading days period exceeds $15.00, for Class W Warrants, or $18.00, for Class Z Warrants, in each case subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the call notice. On and after the call date, a record holder of a warrant will have no further rights except to receive the call price for such holder’s warrant upon surrender of such warrant.

The criteria for calling our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our call, the call will not cause the share price to drop below the exercise price of the warrants.

Exercise Rights

Holders of the Class W Warrants and Class Z Warrants have cashless exercise rights that allow each holder to pay the exercise price by surrendering the warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of Class A Common Stock for the ten trading days ending on the trading day prior to the date of exercise.

The exercise price and number of shares of Class A Common Stock issuable on exercise of the Pre-IPO Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, neither the Class W Warrants nor the Class Z Warrants will be adjusted for issuances of shares of any equity or equity-based securities at a price below their respective exercise prices.

The warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share of Class A Common Stock held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Class W Warrants or Class Z Warrants. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder.

Trading Market

There is no public market for our Pre-IPO Warrants. We intend to apply to have the Class W Warrants and Class Z Warrants quoted on the Pink Market under the symbols “CSSEW” and “CSSEZ”, respectively. We cannot assure you, however, that a public market for our Pre-IPO Warrants will develop or continue after this offering.

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Certain Anti-Takeover Provisions of our Certificate of Incorporation and By-Laws

Special Meeting of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, or by our chairman and chief executive officer or by our secretary at the request in writing of stockholders owning a majority of the voting power of our issued and outstanding capital stock.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the scheduled date of the annual meeting of stockholders. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting of stockholders is given, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Dual Voting Structure

Our certificate of incorporation provides for two classes of common stock. Holders of shares of Class A Common Stock and Class B Common Stock have substantially identical rights, except that holders of shares of Class A Common Stock are entitled to one vote per share and holders of shares of Class B Common Stock are entitled to ten votes per share. Holders of shares of Class A Common Stock and Class B Common Stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. Accordingly, the holders of shares of Class B Common Stock will exert significant control over our actions.

Removal and Appointment of Directors

Our entire board of directors or any individual director may be removed from office with or without cause by a majority vote of the holders of the voting power of outstanding voting power of the shares then entitled to vote at an election of directors. In such case, new directors may be elected by the stockholders then holding a majority of our voting power. Immediately following this offering, our chairman and chief executive officer shall control the substantial majority of our voting power and therefore will be able to unilaterally exercise the foregoing rights.

Class B Approval Required for Charter Amendments

Any amendment to our certificate of incorporation requires the approval of the majority of the outstanding Class B Common Stock. This approval requirement is separate and in addition to any general stockholder approval that would be required under our certificate of incorporation and law.

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Exclusive Forum Selection

Article Twelve of our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or our charter documents, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. While this provision is intended to include all actions, excluding any arising under the Securities Act of 1933, the Exchange Act of 1934 and any other claim for which the federal courts have exclusive jurisdiction, there is uncertainty as to whether a court would enforce this provision.

Limitation on Directors’ Liability and Indemnification

Our certificate of incorporation provides that no director of ours will be personally liable to us or any of our stockholders for monetary damages arising from the director’s breach of fiduciary duty as a director. However, this does not apply with respect to any action in which the director would be liable under Section 174 of the DGCL nor does it apply with respect to any liability in which the director (i) breached his duty of loyalty to us or our stockholders; (ii) did not act in good faith or, in failing to act, did not act in good faith; (iii) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) derived an improper personal benefit. This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our certificate of incorporation and bylaws provide that all directors and officers shall be entitled to be indemnified by such company to the fullest extent permitted by law. The certificate of incorporation provides that we may indemnify to the fullest extent permitted by law all employees. Our bylaws provide that, if authorized by our board of directors, we may indemnify any other person whom it has the power to indemnify under section 145 of the DGCL. We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. We also maintain directors’ and officers’ liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Anti-Takeover Provisions

Provisions of the DGCL and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

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Delaware Anti-Takeover Statute.

We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Amendments to Our Certificate of Incorporation.

Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

•	increase or decrease the aggregate number of authorized shares of such class;

•	increase or decrease the par value of the shares of such class; or

•	alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Transfer Agent and Registrar and Warrant Agent

The transfer agent and registrar for our Class A Common Stock and the warrant agent for our Pre-IPO Warrants is Continental Stock Transfer & Trust Company.

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SELLING SECURITYHOLDERS

When we refer to “selling securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, assignees, donees, permitted transferees, successors, and others who later come to hold any of the selling securityholders’ interests in our securities other than through a public sale.

The selling securityholders are offering for resale, from time to time, up to an aggregate of 678,822 Class W Warrants, 180,618 Class Z Warrants, 678,822 shares of Class A Common Stock issuable upon the exercise of the Class W Warrants, and 180,618 shares of Class A Common Stock issuable upon the exercise of the Class Z Warrants. The selling securityholders may sell all, some, or none of their securities in this offering or may sell, transfer, or otherwise dispose of some or all of their securities in transactions exempt from, or not subject to, the registration requirements of the Securities Act. See “Plan of Distribution.”

Because the Pre-IPO Warrants permit “cashless” exercise, the number of shares that ultimately will be issuable upon any exercise thereof may be less than the number of shares being offered by this prospectus. To the extent the selling securityholders transfer the Pre-IPO Warrants in a public sale prior to exercising them, this prospectus also covers the issuance of an aggregate of 859,440 shares of our Class A Common Stock to subsequent holders of the Pre-IPO Warrants upon their subsequent exercise.

The following table sets forth, as of the date of this prospectus:

•	the number of shares of Class A Common Stock, Class W Warrants and Class Z Warrants beneficially owned by each selling securityholder prior to the offering;

•	the number of shares of Class A Common Stock, Class W Warrants and Class Z Warrants offered for resale to the public by each selling securityholder; and

•	the number of shares of Class A Common Stock beneficially owned by each selling securityholder after the offering (assuming the sale of all of the Class W Warrants and Class Z Warrants, or the exercise of the Pre-IPO Warrants and sale of the Class A Common Stock underlying such warrants, by such selling securityholder). If all securities listed for resale are sold, none of the selling securityholders shall own any Pre-IPO Warrants after the offering.

These tables have been prepared based solely on information supplied to us by the selling securityholders. The selling securityholders identified in the table below may have sold, transferred, or otherwise disposed of some or all their shares since the date of this prospectus in transactions exempt from, or not subject to the registration requirements of, the Securities Act.

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	Before Offering			To Be Offered			After Offering (1)(2)
Selling Securityholder (3)	Shares of Class A Common Stock	Class W Warrants	Class Z Warrants	Shares of Class A Common Stock Underlying Warrants	Class W Warrants	Class Z Warrants	Shares of Class A Common Stock	Percentage of Class A Common Stock (%)	Percentage of Total Voting Power(%) (19)
Cosmo T. DeNicola (4)	200,151	53,200	—	53,200	53,200	—	200,151	4.71	*
The Mila Kunis/Ashton Kutcher Family Trust (5)	100,000	—	100,000	100,000	—	100,000	100,000	2.33	*
Joseph E. Kovacs	35,000	—	50,000	50,000	—	50,000	35,000	*	*
Amy Newmark (6)	121,780	33,150	6,534	39,684	33,150	6,534	121,780	2.88	*
Anthony Barrett	32,060	26,618	—	26,618	26,618	—	32,060	*	*
Mark Epstein	32,060	26,618	—	26,618	26,618	—	32,060	*	*
Lawrence Howard	34,450	17,050	4,335	21,385	17,050	4,335	34,450	*	*
Michael Jay Damiano	16,670	39,001	—	39,001	39,001	—	16,670	*	*
Ella Damiano	16,670	39,001	—	39,001	39,001	—	16,670	*	*
David S. Nagelberg 2003 Revocable Trust	--	42,500	—	42,500	42,500	—	--	--
MSF Partners LLP	--	25,500	—	25,500	25,500	—	--	--
Clifford L. Wald	16,670	13,501	—	13,501	13,501	—	16,670	*	*
Krishna Nathan	6,000	21,250	1,800	23,050	21,250	1,800	6,000	*	*
Andrew Newmark	11,530	11,959	—	11,959	11,959	—	11,530	*	*
Stephen Rouhana	10,000	8,500	3,000	11,500	8,500	3,000	10,000	*	*
Advance Entertainment	16,670	5,001	---	5,001	5,001	---	16,670	--
Rooney & Associates Communications LLC Defined Benefit Pension Plan (7)	13,260	6,560	1,668	8,228	6,560	1,668	13,260	*	*
AR-MEN Investor LLC	13,260	6,560	1,668	8,228	6,560	1,668	13,260	*	*

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	Before Offering			To Be Offered			After Offering (1)(2)
Selling Securityholder (3)	Shares of Class A Common Stock	Class W Warrants	Class Z Warrants	Shares of Class A Common Stock Underlying Warrants	Class W Warrants	Class Z Warrants	Shares of Class A Common Stock	Percentage of Class A Common Stock (%)	Percentage of Total Voting Power (%) (19)
WFCS as Custodian Stanley D. Carlson – IRA #6943-7710	11,690	7,605	1,002	8,607	7,605	1,002	11,690	*	*
HCFP, Inc. (8)	11,670	6,600	2,001	8,601	6,600	2,001	11,670	*
Londonderry Capital LLC (9)	106,950	10,625	2,085	12,710	10,625	2,085	106,950	2.54	*
Peter Sherman	—	17,850	—	17,850	17,850	—	—	--
Peter Wright	—	17,000	—	17,000	17,000	—	—	--
Edward Gutman	5,560	8,500	1,668	10,168	8,500	1,668	5,560	*	*
The Kevin J. Kinsella Declaration of Trust Dated 11/2/1994	13,260	6,560	1,668	8,228	6,560	1,668	13,260	*	*
Christopher Geoffrey Hampson	10,000	3,000	—	3,000	3,000	—	10,000	*	*
Legendcap Opportunity Fund	11,000	1,500	—	1,500	1,500	—	11,000	*	*
Daniel Pess (10)	103,890	7,225	1,167	8,392	7,225	1,167	103,890	2.48	*
RBC Capital Markets LLC Cust FBO Peter McGowan SEP IRA	5,240	3,280	417	3,697	3,280	417	5,240	*	*
Stanley W. Weiss Revocable Trust	—	8,500	—	8,500	8,500	—	—	--
Anton LeRoy	3,850	3,280	—	3,280	3,280	—	3,850	*	*
Jody Ann Miller (11)	3,846	3,279	—	3,279	3,279	—	3,846	*	*
Chris Mitchell (12)	41,665	4,250	—	4,250	4,250	—	41,665	*	*
William Leogrande	5,000	1,500	—	1,500	1,500	—	5,000	*	*
Lishan Aklog	5,000	1,500	—	1,500	1,500	—	5,000	*	*
Lauren Smith	2,000	4,250	600	4,850	4,250	600	2,000	*	*
Fourth and Twenty8, LLC (13)	16,670	5,001	---	5,001	5,001		16,670	*	*
Lawrence Levinson	4,250	1,275	—	1,275	1,275	—	4,250	*	*
The William Harvey and Karen M. Harvey Revocable Trust	4,170	1,251	—	1,251	1,251	—	4,170	*	*

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	Before Offering			To Be Offered			After Offering (1)(2)
Selling Securityholder (3)	Shares of Class A Common Stock	Class W Warrants	Class Z Warrants	Shares of Class A Common Stock Underlying Warrants	Class W Warrants	Class Z Warrants	Shares of Class A Common Stock	Percentage of Class A Common Stock (%)	Percentage of Total Voting Power (%) (19)
PENSCO Trust Company LLC, Custodian FBO Sol Wahba Roth IRA	3,330	999	—	999	999	--	3,330	*	*
Leonard A. Costa (14)	3,980	1,968	501	2,469	1,968	501	3,980	*	*
Jeffrey Gallant (15)	1,923	1,640	—	1,640	1,640	--	1,923	*	*
Brian L. Ross (16)	1,923	1,639	—	1,639	1,639	--	1,923	*	*
Albert A DeAntonio, Jr.	2,500	750	—	750	750	--	2,500	*	*
Richard Herr	1,120	850	336	1,186	850	336	1,120	*	*
Burt Koffman	--	2,125	---	2,125	2,125	--	--	—
Stephen L. Schwartz	--	2,125	---	2,125	2,125	--	--	—
Josh Lamstein (17)	560	425	168	593	425	168	560	*	*
Robert Graham	835	251	—	251	251	--	835	*	*
William Graham	835	250	—	250	250	--	835	*	*
Trema, LLC(18)		157,500	---	157,500	157,500	--			--
Michael and Annie Falk Foundation	--	8,500	--	8,500	8,500	--	--	--
				859,440	678,822	180,618

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and generally includes shares over which the selling securityholder has voting or dispositive power, including any shares that the selling securityholder has the right to acquire within 60 days of the date hereof.

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(2)	Assuming all Pre-IPO Warrants offered hereunder are sold, unless otherwise noted, none of the selling securityholders will own any Pre-IPO Warrants immediately following the offering. The percentage ownership is calculated based on 4,193,490 shares of Class A Common Stock outstanding and assumes the exercise of all of the Class W Warrants and Class Z Warrants and the sale by each selling securityholder of all of the shares offered for resale hereby.

(3)	The information in the table is based on information supplied to us by the selling securityholders. Other than as described in these footnotes, none of the selling securityholders has, within the past three years, had any position, office or other material relationship with us or any of our predecessors or affiliates other than as a holder of our securities. None of the selling securityholders are broker-dealers or affiliates of a broker-dealer.

(4)	Mr. DeNicola is a member of our board of directors.

(5)	Christopher “Ashton” Kutcher is the founder and chairman of our A Plus subsidiary.

(6)	Includes 100,000 shares purchasable under options that have vested. All of these options were granted under the Company’s 2017 Incentive Equity Plan, vest in equal quarterly installments beginning on March 31, 2017, and are exercisable at $6.50 per share. Does not include 7,813,938 shares of the Company’s Class B Common Stock, which are beneficially owned by Mr. Rouhana, our Chief Executive Officer. Ms. Newmark is a director, our Senior Brand Advisor, and the Publisher and Editor-In-Chief of the Chicken Soup for the Soul book series. Ms. Newmark is the spouse of Mr. Rouhana, but disclaims all beneficial ownership over the securities owned by him.

(7)	Rooney & Associates Communications LLC is an affiliate of Rooney Partners, LLC, a firm that provides public relations services to the Company.

(8)	HCFP, Inc. is an affiliate of a broker-dealer that has been involved in certain prior sales of our securities, including our initial public offering.

(9)	Includes 100,000 shares purchasable under options that have vested. All of these options were granted under the Company’s Incentive Plan, vest in equal quarterly installments beginning on March 31, 2017, and are exercisable at $6.50 per share. This entity is owned by Scott W. Seaton our chief strategic officer and a director.

(10)	Includes 100,000 shares purchasable under options that have vested. All of these options were granted under the Company’s Incentive Plan and are exercisable at $6.50 per share. Mr. Pess is our former chief financial officer who retired from such position in January 2019.

(11)	Ms. Miller is the wife of David Alan Miller. Mr. Miller is the managing partner of Graubard Miller, our outside counsel.

(12)	Includes 33,332 shares of Class A Common Stock purchasable under options that have vested and an additional 8,333 shares purchasable under options that will vest within 60 days of the date of this registration statement and does not include 58,335 shares purchasable under options that will vest in 11 equal installments commencing March 31, 2019. All of these options were granted under the Company’s Incentive Plan and are exercisable at $6.50 per share. Mr. Mitchell is our chief financial officer.

(13)	Christina Weiss Lurie is the Manager of Fourth and Twenty Eight, LLC. Ms. Lurie is a member of our board of directors.

(14)	Mr. Costa is an employee of Rooney Partners.

(15)	Jeffrey Gallant is a partner in the firm of Graubard Miller, our outside counsel.

(16)	Brian Ross is a partner in the firm of Graubard Miller, our outside counsel.

(17)	Mr. Lamstein works for HCFP, Inc.

(18)	Does not include 159,432 shares of the Company’s Class B Common Stock. Trema, LLC is controlled by William J. Rouhana, our Chief Executive Officer.

(19)	Percentage of total voting power represents voting power with respect to all shares of Class A and Class B Common Stock, as a single class. The holders of Class B Common Stock are entitled to ten votes per share, and holders of Class A Common Stock are entitled to one vote per share.

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PLAN OF DISTRIBUTION

The selling securityholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their securities or interests in such securities on any stock exchange, market, or trading facility on which the securities are traded or quoted or in private transactions. The securities may be offered by the selling securityholders at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one or more of the following methods when disposing of the shares or interests therein:

•	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in the over the counter market;

•	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution or other future transaction exchange-related transaction in accordance with the rules of the applicable exchange or exchange-related transaction;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the pledged shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the securities in other circumstances, in which case the pledgees, assignees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the beneficial owner; (2) any material relationship the beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities owned by the beneficial owner before the offering; and (4) the amount to be offered for the beneficial owner’s account.

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In connection with the sale of our securities or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge securities to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of the securities offered by them will be the purchase price of the securities less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents. We will not receive any of the proceeds from the sale of securities by the selling securityholders. We will, however, receive up to $5,091,165 if the Class W Warrants are exercised for cash and up to $2,167,416 if the Class Z Warrants are exercised for cash.

The selling securityholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the securities or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the securities may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the securities to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement.

In order to comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, the securities may not be sold unless they have been registered or qualified for sale under the applicable state securities laws, or an exemption from registration or qualification requirements is available and is complied with, or registration or qualification is otherwise not required.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

Pursuant to the terms of the Pre-IPO Warrants, the shares of Class A Common Stock to be issued upon exercise of the Pre-IPO Warrants will be distributed only to those Pre-IPO Warrant holders who surrender the Pre-IPO Warrants or the certificates representing the Pre-IPO Warrants and, unless exercised on a cashless basis, provide payment of the exercise price, all in accordance with the warrant agreement governing such Warrants. The Class W Warrant Agreement and Class Z Warrant Agreement are each included as an exhibit to the Registration Statement of which this prospectus forms a part.

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LEGAL MATTERS

The legality of the securities offered will be passed on for us by our counsel, Graubard Miller, New York, New York. Graubard Miller and certain of its partners and family members own shares of the Class A Common Stock and Class W Warrants to purchase shares of Class A Common Stock of CSSE and certain Class B membership interests in Chicken Soup for the Soul Holdings, LLC, our ultimate parent company.

EXPERTS

The consolidated financial statements of Chicken Soup for the Soul Entertainment Inc. and subsidiaries as of December 31, 2019 and 2018, and for the years ended December 31, 2019 and 2018, are incorporated by reference herein to the Annual Report on Form 10-K for the year ended December 31, 2019, in reliance upon the report of Rosenfield and Company, PLLC, independent registered public accounting firm, which is also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited historical financial statements of Crackle U.S. (a business of Sony Pictures Entertainment) included in Exhibit 99.1 to the Chicken Soup for the Soul Entertainment, Inc.’s Current Report on Form 8-K/A dated July 30, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement from the SEC at the web address listed above.

The registration statement and our SEC filings, including the documents referred to below under “Information Incorporated by Reference,” are also available on our website, www.cssentertainment.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

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INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below, all filings we make under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after effectiveness of such registration statement and prior to the sale of all of the shares offered hereby, including all documents filed as exhibits to the foregoing:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 30, 2020;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 14, 2020;

•	our current reports on Form 8-K or 8-K/A, as applicable, filed with the SEC on each of May 15, 2019, July 30, 2019, February 14, 2020, March 20, 2020, April 1, 2020, April 17, 2020, May 15, 2020, June 9, 2020, and June 12, 2020;

•	our proxy statement on Schedule 14A filed with the SEC on April 29, 2020; and

•	our registration statement on Form 8-A effective on June 21, 2017, registering our Class A Common Stock under Section 12(b) of the Exchange Act.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

In addition to accessing the above information through the SEC’s website at www.sec.gov, you may obtain a copy of any or all of the information that has been incorporated by reference in this prospectus, without charge, upon written or oral request directed to Chicken Soup for the Soul Entertainment, Inc. 132 E. Putnam Ave., Floor 2W, Cos Cob, Connecticut 06807, telephone number (855) 398-0443.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the sale of the securities being registered hereby, are as follows:

SEC registration fee	$1,705.20
Accounting fees and expenses	10,000.00
Legal fees and expenses	15,000.00
Miscellaneous	5,000.00
Total	31,605.20

Item 14.	Indemnification of Directors and Officers.

The certificate of incorporation and by-laws of Chicken Soup for the Soul Entertainment Inc. (“CSSE”) provide that all directors and officers shall be entitled to be indemnified by such company to the fullest extent permitted by law. The certificate of incorporation provides that CSSE may indemnify to the fullest extent permitted by law all employees. CSSE’s by-laws provide that, if authorized by the Board of Directors, it may indemnify any other person whom it has the power to indemnify under section 145 of the Delaware General Company Law. Section 145 of the Delaware General Company Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)           A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)           A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

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(c)           To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)           Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)           Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)           The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)           A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)           For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

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(i)            For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)            The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)           The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eight of CSSE’s certificate of incorporation provides:

“The Company, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized hereby.”

Item 15.	Recent Sales of Unregistered Securities

Set forth below is information regarding shares of capital stock issued by us during the last three years. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

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Share Issuance and Warrants

On July 23, 2019 we issued 40,000 shares of our Series A Preferred Stock to a single investor in a private placement for $25.00 pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder. The investor received customary registration rights.

On June 25, 2019, we issued 40,000 shares of our Series A Preferred Stock to a single investor in a private placement for $25.00 per share for aggregate gross proceeds of $1 million. We were required to reimburse the investor’s expenses in connection with the sale, including expenses related to due diligence and legal, equal to 8% of the gross proceeds. The investor received customary registration rights. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

In May 2019, in connection with the consummation of our joint venture, Crackle Plus, we issued to CPEH warrants to purchase (a) 800,000 shares of Class A Common Stock at an exercise price of $8.13 per share; (b)  1,200,000 shares of Class A Common Stock at an exercise price of $9.67 per share; (c)  380,000 shares of Class A Common Stock at an exercise price of $11.61 per share; and (d) 1,620,000 shares of Class A Common Stock at an exercise price of $11.61 per share. All of such warrants have a five-year term commencing on the closing and are exercisable during such term. CPEH has registration rights with respect to the shares of Class A Common Stock underlying the warrants. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

Additionally, we issued to Crackle (now CPEH) 37,000 units of preferred equity of Crackle Plus and 1,000 units of common equity of Crackle Plus. From May 2020 to October 2020 (“Exercise Period”), CPEH will have the right to either convert its preferred equity into common equity of Crackle Plus or require us to purchase all, but not less than all, of its interest in Crackle Plus (“Put Option”). We may elect to pay for such interest in cash or through the issuance of Series A Preferred Stock using a price per share of $25. CPEH has registration rights with respect to any shares of Series A Preferred Stock it may be issued in connection with the Put Option. Subject to certain limitations, in the event that CPEH has not converted its preferred equity into common equity of Crackle Plus or exercised its Put Option, CPEH shall be deemed to have automatically exercised the Put Option on the last day of the Exercise Period.

In December 2018 we completed our acquisition of all of the capital stock of A Sharp Inc. (dba “A Plus”) for an aggregate purchase price of $15,000,000, paid as follows: (i) a reduction by approximately $3.3 million of advances owed by A Plus to the Company, (ii) the issuance of 350,299 Class A Common Stock at a share price of $8.35 totaling a value of approximately $2,925,000 to the individual sellers and (iii) the remaining in cash to CSS in consideration of all of its shares of A Plus as an offset to amounts due pursuant to the intercompany cash management system.

In August 2018, we completed our acquisition of all the capital stock of Pivotshare for approximately $258,000 in cash, the issuance of 134,000 shares of Series A Preferred Stock and the issuance of 74,235 shares of Class A Common Stock.

In November 2017, we completed our acquisition of all the membership interests of Screen Media for approximately $4.9 million in cash and the issuance of 35,000 shares of our Class A Common Stock and our Class Z Warrants exercisable into 50,000 shares of our Class A Common Stock at $12 per share.

Between June 2016 and June 2017, the Company sold a total of an aggregate of approximately $2.5 million of Class A Common Stock and warrants in private placements. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, as fewer than 35 investors were non-accredited investors.

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Beginning in June 2016 and through November 2016, the Company sold in a separate private placement to accredited investors $1.0 million of units, consisting of an aggregate of 170,960 shares of Class A Common Stock and Class W Warrants to purchase an aggregate of 51,288 shares of Class A Common Stock. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

Beginning in December 2016 and through March 2017, the Company sold in a separate private placement to accredited investors approximately $1.0 million of units, consisting of an aggregate of 150,112 shares of Class A Common Stock and Class W Warrants to purchase an aggregate of 45,034 shares of Class A Common Stock. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

During May and June 2017, the Company sold in two separate equity private placements, a total of an aggregate of 55,000 shares of Class A Common Stock and Class Z Warrants to purchase an aggregate of 50,000 shares of Class A Common Stock. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

In June 2017, at the election of certain holders of the Company’s notes payable (“Term Notes”), the Company converted approximately $0.9 million of Term Notes into 102,060 shares of Class A Common Stock at a conversion price per share of $9 and issued Class Z Warrants to purchase an aggregate of 30,618 shares of Class A Common Stock at $12 per share, to those noteholders that elected to convert. The securities issued upon conversion of the Term Notes were issued pursuant to the exemption from registration contained in Section 3(a)(9) of the Securities Act, as the Term Notes were exchanged for securities exclusively, and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

Grants of Stock Options and Restricted Stock

In February 2020 the Company issued an aggregate of 7,805 shares of its Class A Common stock to five directors pursuant to the Company’s non-employee director compensation policy.

In August 2019 the Company issued an aggregate of 6,959 shares of its Class A Common Stock to four directors pursuant to the Company’s non-employee director compensation policy.

In May 2019, in connection with the creation of Crackle Plus and the employment by the Company of certain key employees of Crackle, Inc., the Company granted five-year options to purchase up to 15,000 shares of the Company’s Class A Common Stock to an employee and five year options to purchase up to 25,000 shares of the Company’s Class A Common Stock to two employees. All of the options vest in twelve equal quarterly installments.

In March 2019 the Company granted five-year options to purchase up to 75,000 and 100,000 shares of the Company’s Class A Common Stock to a non-management employee and an officer, respectively, that vest in twelve equal quarterly installments.

In February 2019 the Company granted five-year options to purchase up to 10,000 and 20,000 shares of the Company’s Class A Common Stock to two non-management employees that vest in twelve equal quarterly installments.

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In January 2019 the Company granted five-year options to purchase up to 20,000 shares of the Company’s Class A Common Stock to an officer and five year options to purchase up to 100,000 shares of the Company’s Class A Common Stock to two officers. All the options vest in twelve equal quarterly installments.

In August 2018, in connection with the Company’s acquisition of Pivotshare and the employment by the Company of certain key employees of Pivotshare, the Company granted five-year options to purchase 7,500 and 15,000 shares of the Company’s Class A Common Stock to two employees that vest in three equal annual installments.

In January 2018 the Company granted a five-year option to purchase up to 10,000 shares of the Company’s Class A Common Stock to an employee that vests in twelve equal quarterly installments.

In December 2017, in connection with the Company’s acquisition of Screen Media Ventures and the employment by the Company of certain key employees of Screen Media Ventures, the Company granted a five-year option to purchase up to 75,000 shares of the Company’s Class A Common Stock to an employee that vests in twelve quarterly installments and a five-year option to purchase up to 50,000 shares of the Company’s Class A Common Stock to another employee that vests in semi-annual installments over a three year period.

In October 2017 the Company granted a five-year option to purchase up to 50,000 shares of the Company’s Class A Common Stock to an employee that vests in twelve quarterly installments.

In March 2017 the Company granted a five-year option to purchase up to 75,000 shares of the Company’s Class A Common Stock to an employee that vests in quarterly installments of 6,250 shares commencing June 30, 2017.

In January 2017, the Company granted five-year options to purchase up to 100,000 shares of the Company’s Class A Common Stock to three officers that vest in eight equal quarterly installments commencing March 31, 2017 and which are exercisable at $6.50 per share. In 2017, the Company granted additional options to non-management grantees to purchase up to an aggregate of 390,000 shares at exercise prices between $6.50 and $9.74. All of these options were granted under the Company’s 2017 Long-Term Incentive Plan.

The shares of restricted stock, and the stock options and Class A Common Stock issuable upon the exercise of such stock options, as described above were issued pursuant to written compensatory plans or arrangements with our officers, directors, and employees, including the 2017 Long Term Incentive Plan. Prior to March 2018, such grants were made in reliance on the exemption set forth in Section 4(a)(2) under the Securities Act. On March 20, 2018, the Company’s Registration Statement on Form S-8 to register the shares of Class A Common Stock issued and issuable pursuant to the Company’s 2017 Long Term Incentive Plan.

Item 16.	Exhibits

A list of the exhibits required by Item 601 of Regulation S-K to be filed as part of this registration statement is set forth in the Exhibit Index on page 47.

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Item 17.	Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(ii)           Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cos Cob, Connecticut, on the the 15th day of June, 2020.

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT INC.

By:	/s/ William J. Rouhana, Jr.
Name:	William J. Rouhana, Jr.
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Position	Date

By:	/s/ William J. Rouhana Jr.	Chairman and Chief Executive Officer (Principal Executive Officer)	June 15, 2020
William J. Rouhana Jr.

By:	/s/ Scott W. Seaton	Vice Chairman and Director	June 15, 2020
Scott W. Seaton

By:	/s/ Christopher Mitchell	Chief Financial Officer (Principal Financial Officer)	June 15, 2020
Christopher Mitchell

By:	/s/ Daniel Sanchez	Chief Accounting Officer (Principal Accounting Officer)	June 15, 2020
Daniel Sanchez

By:	/s/ Amy Newmark	Director	June 15, 2020
Amy Newmark

By:	/s/ Cosmo DeNicola	Director	June 15, 2020
Cosmo DeNicola

By:	/s/ Fred Cohen	Director	June 15, 2020
Fred Cohen

By:	/s/ Christina Weiss Lurie	Director	June 15, 2020
Christina Weiss Lurie

By:	/s/ Diana Wilkin	Director	June 15, 2020
Diana Wilkin

By:	/s/ Martin Pompadur	Director	June 15, 2020
Martin Pompadur

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EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Incorporation (1)

3.2	Bylaws (1)

4.1	Specimen Class A Common Stock Certificate (1)

4.2	Form of Class W Warrant Agreement between Chicken Soup for the Soul Entertainment Inc. and Continental Stock Transfer & Trust Company. (2)

4.3	Form of Class Z Warrant Agreement between Chicken Soup for the Soul Entertainment Inc. and Continental Stock Transfer & Trust Company (2)

4.4	Form of Class W Warrant (2)

4.5	Form of Class Z Warrant (2)

5.1	Opinion of Graubard Miller (2)

23.1	Consent of Rosenfield and Company, PLLC (2)

23.2	Consent of PricewaterhouseCoopers LLP (2)

23.3	Consent of Graubard Miller (included in its opinion filed as Exhibit 5.1)

99.1	Unaudited Pro Forma Condensed Combined Financial Information as of and for the year ended December 31, 2019 (2)

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form 1-A (SEC File No. 024-10704).

(2)	Filed herewith.

47